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                                                                    EXHIBIT 11.1

                              EMCARE HOLDINGS INC.

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                          JUNE 30,                JUNE 30,
                                                                    ------------------      --------------------
                                                                     1997        1996        1997          1996
                                                                    -------     -------     ------        ------
Primary:
Weighted average number of common shares outstanding
   during the period                                                  8,262       8,170      8,240         8,108

Weighted average shares issuable upon exercise of
    outstanding stock options using the "treasury stock"
    method                                                              466         445        393           416
                                                                    -------     -------    -------     ---------
Weighted average common and common equivalent shares
    outstanding                                                       8,728       8,615      8,633         8,524
                                                                    =======     =======    =======     =========
Net income                                                          $ 3,123     $ 2,577    $ 6,137     $   4,912
                                                                    =======     =======    =======     =========

Net income per share                                                $  0.36     $  0.30    $  0.71     $    0.58
                                                                    =======     =======    =======     =========


Fully Diluted:
Weighted average number of common shares outstanding
   during the period                                                  8,262       8,170      8,240         8,108

Weighted average shares issuable upon exercise of
    outstanding stock options using the "treasury stock"
    method                                                              628         445        480           430
                                                                    -------     -------    -------     ---------
Weighted average common and common equivalent shares
    outstanding                                                       8,890      8, 615      8,720         8,538
                                                                    =======     =======    =======     =========
Net income                                                          $ 3,123     $ 2,577    $ 6,137     $   4,912
                                                                    =======     =======    =======     =========

Net income per share                                                $  0.35     $  0.30    $  0.70     $    0.58
                                                                    =======     =======    =======     =========





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